Financial Results

Statement of Operations (Nine Months Ended)

	6/30/12	6/30/11
Revenues	$234,699,624	$246,937,522
Cost of Goods Sold	223,281,117	219,980,026
Gross Profits	11,418,507	26,957,496
Operating Expenses	3,668,152	3,229,787
Operating Income	7,750,355	23,727,709
Other Income (Expense)	(2,034,887)	(3,412,913)
Net Income	$5,715,468	$20,314,796

Balance Sheet

	6/30/12	9/30/11
Assets	$160,526,009	$175,876,750
Current Liabilities	17,799,566	18,628,361
Long Term Debt	28,889,410	42,960,017
Derivative Instruments	959,605	1,961,239
Member's Equity	112,877,428	112,327,133
Total Liabilities & Member Equity	$160,526,009	$175,876,750

*This information has been derived from the audited Consolidated Financial Statements and accompanying notes included in our Form 10-K and from the unaudited Financial Statements and accompanying notes included in our Form 10-Q for June 30, 2012 which is available at the SEC's website at: www.sec.gov. You can also access the Annual Report at Cardinal's website: www.cardinalethanol.com





CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS:

This communication contains forward looking statements regarding future events, future business operations or other future prospects. These forward looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. Cardinal Ethanol disclaims any intent or obligation to update its forward-looking statements, whether as a result of receiving new information, the occurrence of future events or otherwise. Certain of these risk and uncertainties are described in our filings with the SEC which are available at the SEC's website at www.sec.gov.

Cardinal Ethanol, LLC
1554 N. 600 E.
Union City IN 47390

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1234 MAIN STREET
NEWTOWN, AZ 85260

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Cardinal Ethanol, LLC
1554 N. 600 E.
Union City, IN 47390
765-964-3137
www.cardinalethanol.com

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Revenues & Expenses (1st Nine Months)

During the 1st nine months of this fiscal year, 78% of our revenues have been derived from the sale of ethanol, which sold for an average price of $2.37 per gallon, including the effects of risk management and hedging. Dried distiller's grain made up 19% of our annual revenues, corn oil and CO_2 about 3% of revenues. Collectively, the resulting gross revenues for the 1st nine months are $234,699,624 compared to 2011 revenues of $246,937,522 for the same period in 2011.

For th nine months, the Company sold almost 82 million gallons of fuel grade ethanol, over 229 thousand tons of dried distiller's grain and over 15 million pounds of corn oil.

For the 1st nine months of this fiscal year, we've had total expenses, which include the cost of goods sold and other operating expenses, of $226,949,269. For the first nine months, our natural gas usage was approximately 2,284,000 MMBTU.

Today's Outlook

After a strong first quarter start to the fiscal year, margins were much smaller during our 2nd and 3rd quarters. As the industry tried to dig out from under the large inventories of ethanol caused by large FY Q1 margins and the expiration of VEETC, corn prices continued their strength leading to greatly reduced margins. To make matters worse, the summer growing season dampened the outlook for an abundant supply of corn and possible lower prices. Supplies are expected to be limited for the next year as producers will likely hold tightly to what crop they will have.

If we find ourselves short of grain we may need to adjust our production volume, or if we find that corn has outpaced the ethanol margin, we may selectively choose to slow or stop operations until margins improve. The Cardinal Team is continuously monitoring the situation and has made preparations for each of these scenarios so that in the event that a drastic change in the market occurs, we will know our response.

With price swings as dramatic as recent days have seen, Cardinal has been able to even out the impact with strategic contracts on corn and ethanol and locking in margins when they are to our favor. This is the nature of the commodity business and we understand the changes that can occur rapidly to margins and that Cardinal needs to be ready to respond nimbly to those changing conditions.

As negative as that all sounds, we still anticipate there being some opportunities along the way to help manage the tough year ahead. Our decision to pay down debt has put us in a positive cash flow position, which allows us to operate when times don't look the best.

One thing to remember is that high corn prices don't necessarily equate to poor margins. Ethanol prices tend to follow corn markets so the spread between those two commodities is where the margins are made or lost. Also our co-products, especially Distillers Dried Grains, are priced as a percentage of corn so as corn goes higher, or lower, DDGS prices typically follow, although not always in proportion. The same similarities are present with corn oil. Soybean prices tend to indicate what the value of corn oil should trade.

Recently we are hearing reports of ethanol plants slowing down, temporarily shutting down, or even ceasing operations. Although this has been the case for some, we believe the industry is still producing and strong and ethanol will continue to be utilized in our gasoline supply. Recently, it had been reported that the demand for ethanol has outpaced the production of ethanol.

As we close out this fiscal year, it's safe to say it was a year of challenges. We continue to operate with positive cash flows, have a solid balance sheet, and have sufficient working capital to fight through the down times like we are seeing today.

Cardinal Ethanol, like other ethanol plants, is doing its part to provide good paying jobs here in Indiana; jobs that will not end up in another country being performed by someone else. We are committed to contributing to our nation's energy independence by providing home grown renewable fuel that reduces greenhouse gases.

We are also committed to you, our investment partners. Continuing challenges await us but we will not panic. We will charge forward with our commitment to be a low cost producer. We will accept the upcoming challenges the industry faces and look for ways to be opportunistic to provide owners value where possible.

Corn Crop Outlook

Lately there has been a lot of talk about the current year's corn crop. It has been hard to get a handle on just how big, or small, the corn crop really is. Earlier in September it was projected that the U.S. corn crop would be around 10.727 billion bushels, which assumes an average yield of 122.8 bushels per acre. You, too, are probably seeing the effects of the dry summer first hand.

Commodity markets tend to find a way of rationing the supply of corn to meet the demand for corn. Potentially, with corn ending stock projected at 733 million bushel, it will be a challenging year for procuring corn. We will likely see livestock producers find alternative ingredients to corn for their rations, such as possible higher DDGS inclusion and reduction of livestock numbers.

Other users of commercial grade corn will also be making adjustments. Ethanol producers may slow production and exports may decrease, as demand will adjust to meet supply. According to the latest weekly ethanol statistics reported by the DOE, ethanol production is down to about 12.40 billion gallons annually, yet demand for ethanol is reported at 12.65 billion gallons. We believe that the market is dictating actions to help remedy the shortage of corn this year.

Maintaining sufficient corn supplies will be challenging this year. Not only will we need to source local production but we will also be looking at opportunities to buy corn from other regions of the country that are not typical market points for us. The market will determine where corn will go and we'll do our part to maximize every opportunity available.